UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

BOOKS-A-MILLION, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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BOOKS•A•MILLION

May 9, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Books-A-Million, Inc., which will be held at 10:00 a.m., Central Time, on May 28, 2013, at our corporate office annex located at 121 West Park Drive, Birmingham, Alabama 35211. Formal notice of the annual meeting, a proxy statement, and a proxy card accompany this letter. Also enclosed is our Annual Report to Stockholders for fiscal 2013.

The principal business of the meeting will be to (i) elect a class of directors to serve a three-year term expiring in 2016; (ii) approve on an advisory basis the compensation of our named executive officers; (iii) ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2014; and (iv) transact such other business as may properly come before the meeting. During the meeting, we will also review the results of the past fiscal year.

Your vote is important. Regardless of whether you plan to attend the meeting, we hope you will vote as soon as possible. You may vote over the Internet, by telephone, or by mailing the enclosed proxy card in the postage-prepaid envelope provided so that your shares will be voted at the meeting. If you decide to attend the meeting, you may, of course, revoke your proxy and personally cast your votes. Please review the instructions on each of your voting options described in the proxy statement.

We look forward to seeing you at the meeting.

Sincerely yours,

Terrance G. Finley

Chief Executive Officer and President

BOOKS-A-MILLION, INC.

402 INDUSTRIAL LANE

BIRMINGHAM, ALABAMA 35211

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Books-A-Million, Inc. (the “Company”), which will be held at 10:00 a.m., Central Time, on May 28, 2013, at our corporate office annex located at 121 West Park Drive, Birmingham, Alabama 35211. Directions to attend the meeting where you may vote in person can be found on our website: www.booksamillioninc.com. The meeting is called for the following purposes:

(1)	To elect a class of directors for a three-year term expiring in 2016;

(2)	To approve on an advisory basis the compensation of our named executive officers;

(3)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2014; and

(4)	To transact such other business as may properly come before the meeting.

The above matters are described in detail in the proxy statement. Regardless of whether you plan to attend the meeting, you are urged, after reading the proxy statement, to vote your shares by proxy using one of the following methods: (a) vote by telephone or via the Internet using the instructions on your proxy card or (b) complete, sign, date, and return your proxy card in the postage-paid envelope provided. If you attend the meeting, you may revoke your proxy and vote your shares personally if you desire.

The Board of Directors has fixed the close of business on April 5, 2013, as the record date for the purpose of determining the stockholders who are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

By Order of the Board of Directors,

Clyde B. Anderson
Executive Chairman of the Board of Directors

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 28, 2013: The Company’s Proxy Statement and Annual Report are available at http://www.booksamillioninc.com/report.

PROXY STATEMENT

i

BOOKS-A-MILLION, INC.

402 INDUSTRIAL LANE

BIRMINGHAM, ALABAMA 35211

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 28, 2013

INFORMATION ABOUT THE ANNUAL MEETING

This Proxy Statement is furnished by and on behalf of the Board of Directors of Books-A-Million, Inc. (the “Company”) in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., Central Time, on May 28, 2013, at our corporate office annex located at 121 West Park Drive, Birmingham, Alabama 35211, and at any adjournments or postponements thereof (the “Annual Meeting”). This Proxy Statement and the enclosed proxy card will be first mailed on or about May 10, 2013 to the Company’s stockholders of record on the close of business on April 5, 2013.

SHARES ENTITLED TO VOTE

You can vote either in person at the Annual Meeting or by proxy without attending the Annual Meeting. The shares of common stock, $.01 par value per share (the “Common Stock”), of the Company represented at the Annual Meeting by a properly executed proxy will be voted as you direct. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board. The Board recommends a vote FOR the election as director of the nominee listed in this Proxy Statement, FOR the advisory approval of the compensation of our named executive officers and FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2014.

To vote by proxy, you must do one of the following:

•	Vote by Telephone. You can vote your shares by telephone by calling the toll-free number listed on the enclosed proxy card on a touch-tone telephone 24 hours a day through 12:00 p.m., Central Time, on May 27, 2013. Easy-to-follow voice prompts enable you to vote your shares and confirm that your instructions have been properly recorded. If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your bank, broker, or nominee to determine whether you will be able to vote by telephone.

•	Vote by Internet. You can also vote via the Internet through 12:00 p.m., Central Time, on May 27, 2013 by following the instructions on the enclosed proxy card. The website address for Internet voting is indicated on the enclosed proxy card. Internet voting is available 24 hours a day. If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your bank, broker, or nominee to determine whether you will be able to vote by Internet.

•	Vote by Mail. If you choose to vote by mail, complete, sign, date, and return your proxy card in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the Annual Meeting.

If you want to vote in person at the Annual Meeting, and you hold your Common Stock in street name (that is, through a bank or broker), you must obtain a proxy from your bank or broker and bring that proxy to the Annual Meeting.

Voting by proxy will not affect a stockholder’s right to attend and to vote in person at the Annual Meeting. A proxy may be revoked by a stockholder any time before it is voted by (i) filing with the Secretary of the Company either a written revocation or an executed proxy bearing a later date, (ii) a later vote via the Internet or by telephone, or (iii) attending and voting in person at the Annual Meeting.

Only holders of record of Common Stock as of the close of business on April 5, 2013 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 15,511,747 shares of Common Stock outstanding. Holders of shares authorized to vote are entitled to cast one vote per share on all matters. The holders of a majority of the shares entitled to vote must be present or represented by proxy at the Annual Meeting to constitute a quorum.

Under Delaware law and the Company’s Amended and Restated Bylaws, directors are elected by the affirmative vote, in person, or by proxy, of a plurality of the shares entitled to vote in the election at a meeting at which a quorum is present. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than the persons, if any, nominated for the same seat on the Board of Directors. Proposal 2 is a non-binding advisory vote regarding executive compensation, although the Company’s Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements. Proposal 2 requires for adoption the affirmative vote of the holders of a majority of shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting. The ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 3) requires for adoption the affirmative vote of the holders of a majority of shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting.

Abstentions, votes withheld and, unless a broker’s authority to vote on a particular matter is limited, shares held in street name that are not voted, are counted in determining the votes present at a meeting and entitled to vote, such as for quorum purposes. Abstentions will be counted as present for purposes of determining the existence of a quorum but will be counted as not voting on any proposal brought before the Annual Meeting. Since the election of directors (Proposal 1) is determined by a plurality of the votes cast at the Annual Meeting, abstentions will not affect the outcome of this matter. An abstention as to the advisory vote on executive compensation (Proposal 2) and as to the ratification of the appointment of the independent registered public accounting firm (Proposal 3) will have the same effect as voting against the proposal.

A share that is held in street name that is not voted because the broker’s authority to vote on that matter is limited and the broker did not receive direction on how to vote the share on that matter from the beneficial owner (a “broker non-vote”) is not considered entitled to vote and is thus not calculated as a vote cast at a meeting (either for or against the proposal). Accordingly, broker non-votes, if any, will not have an effect on the approval of Proposals 1 or 2. Your broker will continue to have discretion to vote uninstructed shares on the ratification of the appointment of the independent registered public accounting firm (Proposal 3).

If any other matters are properly presented at the Annual Meeting for consideration, the persons named as proxies in the enclosed proxy card will have discretion to vote on those matters for you in a manner deemed by the proxy representatives named therein to be in the best interests of the Company and its stockholders. On the date we filed this Proxy Statement with the Securities and Exchange Commission, the Board did not know of any other matter to be raised at the Annual Meeting.

PROPOSAL 1 –DIRECTOR ELECTION

The Board of Directors of the Company is divided into three classes of directors serving staggered terms of office. Upon the expiration of the term of office of a class of directors, the nominees for that class are elected for a term of three years to serve until the election and qualification of their successors. The current terms of J. Barry Mason and William H. Rogers, Jr. expire at the Annual Meeting. Dr. Mason, who is 72, is not permitted to stand for re-election to the Board of Directors because the Company’s Guidelines on Significant Governance Issues prohibit directors from standing for re-election after the term in which such director reaches the age of 70 is completed. As a result of Dr. Mason not standing for re-election, the Board of Directors previously approved, on April 2, 2013, in accordance with the Company’s Amended and Restated Bylaws, the reduction of the number of directors on the Board of Directors from six to five, with only one director in the class of directors to be elected at the Annual Meeting. Since that time, Mr. Rogers has notified the Company that he will also end his service as a member of the Board of Directors as of the conclusion of his term at the Annual Meeting and, therefore, will not stand for re-election to the Board of Directors. The Board of Directors has nominated Edward W. Wilhelm for election to the Board of Directors, to serve until the 2016 annual meeting of stockholders and until his successor is duly elected and qualified. Additional information about Mr. Wilhelm is set forth below. Mr. Wilhelm will be the only nominee in the class of directors standing for election this year.

All shares represented by properly executed proxies received in response to this solicitation will be voted in the director election as specified therein by the stockholders. Unless otherwise specified in the proxy, it is the intention of the persons named on the enclosed proxy card to vote FOR the election of Mr. Wilhelm to the Board of Directors. Mr. Wilhelm has consented to serve as a director of the Company if elected. If at the time of the Annual Meeting, Mr. Wilhelm is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy card will be exercised to vote for a substitute candidate designated by the Board of Directors. The Board of Directors has no reason to believe that Mr. Wilhelm will be unable or will decline to serve as a director.

Set forth below is certain information furnished to the Company by Mr. Wilhelm and by each of the incumbent directors whose terms will continue following the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE

FOR THE ELECTION AS DIRECTOR OF THE NOMINEE NAMED ABOVE.

NOMINEE FOR ELECTION – TERM TO EXPIRE IN 2016

EDWARD W. WILHELM

Age: 54

Edward W. Wilhelm is currently Executive Vice President, Chief Financial Officer of The Finish Line, Inc., a specialty retailer of athletic shoes, apparel and accessories, serving in such capacity since March 2009. Previously, Mr. Wilhelm served as Executive Vice President and Chief Financial Officer of Borders Group, Inc. from 2000 to 2009. From 1997 to 2000, Mr. Wilhelm was Vice President of Planning, Reporting, and Treasury for Borders Group, Inc. and served as Vice President of Finance from 1994 through 1997. Mr. Wilhelm is a Certified Public Accountant. Mr. Wilhelm has been determined to be independent by the Board as defined by the listing standards of the NASDAQ Stock Market, LLC (“NASDAQ”).

The Company believes that Mr. Wilhelm’s qualifications to serve on its Board include his experience from his service in his current position with The Finish Line, Inc., and his service in previous positions with Borders Group, Inc., which gives him a wide range of capital markets and public company experience, particularly with respect to the general retail and book industries.

INCUMBENT DIRECTORS – TERM EXPIRING 2014

TERRY C. ANDERSON

Age: 55

Terry C. Anderson has served as a director of the Company since April 1998. Mr. Anderson serves as the Chairman and Chief Executive Officer of American Promotional Events, Inc., an importer and wholesaler of pyrotechnics, a position he has held since July 1988. Mr. Anderson is the brother of Clyde B. Anderson, the Executive Chairman of the Board of Directors of the Company. Mr. Anderson is not an independent director.

The Company believes that Mr. Anderson’s qualifications to serve on its Board include his service as Chairman and Chief Executive Officer of American Promotional Events, Inc., which gives him unique insights into importing retail items for the Company, and his service on the Board of the Company since 1988.

ALBERT C. JOHNSON

Age: 68

Albert C. Johnson has served as a director of the Company since August 2005. Mr. Johnson is an independent financial consultant and a retired CPA. He retired from Arthur Andersen LLP in 1994 after a 30-year career. Mr. Johnson most recently served as Senior Vice President and Chief Financial Officer of Dunn Investment Company from 1994 to 1998. Mr. Johnson has served as a director of Hibbett Sports, Inc., a sporting goods retailer, since March 2008. He also served as a director of Regions Morgan Keegan Mutual Funds from 2005 through 2009. Mr. Johnson has been determined to be independent by the Board as defined by NASDAQ listing standards.

The Company believes that Mr. Johnson’s qualifications to serve on its Board include his service as an audit partner with Arthur Andersen, LLP, a former national public accounting firm, including over 30 years of public accounting experience, which provides him with financial expertise that is important to the Company for his service as Chairman of the Audit Committee, and his service on the Board since 2005.

INCUMBENT DIRECTORS – TERM EXPIRING 2015

CLYDE B. ANDERSON

Age: 52

Clyde B. Anderson has served as the Executive Chairman of the Board of Directors of the Company since March 2012. Mr. Anderson served as Chairman and Chief Executive Officer of the Company from May 2009 to March 2012, when Mr. Terrance G. Finley was elected to the position of Chief Executive Officer of the Company. On August 20, 2009, Mr. Anderson was re-elected to the position of President, which position he held until August 23, 2011 when Mr. Finley was promoted to the position of President and Chief Operating Officer of the Company. He served as the Executive Chairman of the Board of Directors from February 2004 to March 2009. He has served as a director of the Company since August 1987. Mr. Anderson has served as the Chairman of the Board of Directors since January 2000 and also served as the Chief Executive Officer of the Company from July 1992 until February 2004. Mr. Anderson also served as the President of the Company from November 1987 to August 1999. From November 1987 to March 1994, Mr. Anderson served as the Company’s Chief Operating Officer. Mr. Anderson served on the board of directors of Hibbett Sports, Inc., a sporting goods retailer, from 1987 to June 2008. Mr. Anderson is the brother of Terry C. Anderson, a member of the Company’s Board of Directors. Mr. Anderson is not an independent director.

The Company believes that Mr. Anderson’s qualifications to serve on its Board include his 28 years of experience in the retail bookstore industry, including 25 years in the leadership roles of President, Chief Executive Officer, or Executive Chairman of the Company.

RONALD G. BRUNO

Age: 61

Ronald G. Bruno has served as the President of Bruno Capital Management Corporation, an investment company, since September 1995 and as the Chairman of Bruno Event Team, LLC, a sports marketing firm, since 1996. He has served as a director of the Company since September 1992. Formerly, Mr. Bruno served as the Chairman and Chief Executive Officer of Bruno’s Supermarkets, Inc., a supermarket retailing chain. He also served on the board of directors for Russell Corporation from 1992 to 2006. Mr. Bruno has been determined to be independent by the Board as defined by the listing standards of NASDAQ.

The Company believes that Mr. Bruno’s qualifications to serve on its Board include Mr. Bruno’s experience from his prior service as the Chairman and Chief Executive Officer of Bruno’s Supermarkets, Inc., a publicly traded retail grocery store, his prior service on the public company boards of directors of SouthTrust Bank, N.A. and Russell Corporation, and his service on the Company’s Board since 1992.

CORPORATE GOVERNANCE AND BOARD MATTERS

Meetings and Attendance. The Company’s Board of Directors held five meetings during the Company’s fiscal year ended February 2, 2013 (“fiscal 2013”). The Board has an Audit Committee, and until April 2, 2013, on which date the Company elected controlled company status, the Board had a Compensation Committee and a Nominating and Corporate Governance Committee. During fiscal 2013, each director attended at least 50% of the meetings of the Board and the committees of the Board on which he or she served. Directors are encouraged to attend annual meetings of Books-A-Million stockholders. All of the Company’s six directors were present at the last annual meeting of stockholders.

Controlled Company Status. Under the listing standards of NASDAQ, we are deemed a controlled company by virtue of the fact that Clyde B. Anderson, the Executive Chairman of our Board of Directors, along with certain of Mr. Anderson’s family members and certain trusts of which he or a family member acts as trustee or co-trustee, have voting power with respect to more than fifty percent of our outstanding voting stock. As of April 2, 2013, we have elected to take advantage of certain of the corporate governance exemptions available to controlled companies. A controlled company is not required to have a majority of its Board of Directors comprised of independent directors. Director nominees are not required to be selected or recommended for the Board’s consideration by a majority of independent directors or a nominating committee comprised solely of independent directors, nor do the NASDAQ listing standards require a controlled company to certify adoption of a formal written charter or Board resolution, as applicable, addressing the nominations process. A controlled company is also exempt from NASDAQ requirements regarding the determination of officer compensation by a majority of independent directors or a compensation committee comprised solely of independent directors of the Board. However, a controlled company is required to have an audit committee composed of at least three directors, who are independent as defined under the rules of both the Securities and Exchange Commission and NASDAQ. NASDAQ further requires that all members of the audit committee have the ability to read and understand financial statements and that at least one member of the audit committee possesses financial sophistication. The independent directors must also meet at least twice a year in meetings at which only they are present.

Board Independence. The Board of Directors currently has six members, four of whom have been determined to be independent within the meaning of the NASDAQ listing standards. Upon the conclusion of the Annual Meeting and assuming the election of Mr. Wilhelm as a director at the Annual Meeting, the Board will be comprised of five members, three of whom have been determined to be independent, representing a majority of the Board (even though not required based on our controlled company status).

During the Board of Directors’ determination of the independence of directors for fiscal year 2013, the Board of Directors specifically considered relationships between the Company and its affiliates and each director and his immediate family and affiliated entities. The Board of Directors specifically considered the commercial lending/banking and 401(k) Plan relationship of SunTrust Banks, Inc. (“SunTrust”), of which Mr. Rogers serves as Chairman and Chief Executive Officer. Total payments from the Company to SunTrust under these arrangements on a combined basis have been less than 1% of annual revenues of SunTrust in each of the past three annual periods. The Board also specifically considered the lease payments under a real estate sublease made by Hibbett Sports, Inc. (“Hibbett”), of which Mr. Johnson serves as a director. Total payments to the Company from Hibbett under the lease have been less than 1% of annual revenues of the Company in each of the past three annual periods. Based on this review, the Board concluded that these relationships do not interfere with Mr. Rogers’ or Mr. Johnson’s independent judgment in carrying out the responsibilities of a director.

Board Leadership Structure. The Board does not have a policy requiring the separation or combination of the CEO and Chairman roles. From 2004 to 2009, the Company had separate individuals serving as Chairman of the Board and as Chief Executive Officer. During this period, Mr. Clyde Anderson, who served as Chief Executive Officer of the Company from 1992 through 2004, continued in an active leadership role of the Company serving as its Executive Chairman. Upon the resignation of Sandra B. Cochran as President and Chief Executive Officer of the Company in March 2009, the Board of Directors reappointed Mr. Anderson to the role of Chief Executive Officer, believing that his more than 28 years of service to the Company, vast industry experience, and close relationship with the Company’s management team uniquely qualified him for the role. The Board believed that combining the roles of Chairman and Chief Executive Officer during the period following Ms. Cochran’s resignation from March 2009 to March 2012 was in the best interests of the Company. On March 13, 2012, the Board approved the promotion of Terrance G. Finley to the office of Chief Executive Officer, thereby separating the roles of the Chairman and Chief Executive Officer. Mr. Anderson continues to serve as Executive Chairman. The Board has determined that this current structure is the most appropriate and effective Board leadership structure for the Company at this time based upon a number of factors, including the experience of the applicable individuals, the current business environment, the specific needs of the business, and what is in the best interests of the Company’s stockholders. However, the Board may reconsider the Company’s leadership structure from time to time in the future based on considerations at that time.

Although the Board of Directors has not designated a lead independent director, the independent directors of the Company meet in executive session at least twice during each fiscal year, and a chairman of those executive sessions is elected by the independent directors at each of those executive sessions. In addition, the Chairman of the Audit Committee serves as the director to whom correspondence may be directed on behalf of the Board as described in “Communications with Directors” on page 9.

Board’s Role in Risk Oversight. The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s Enterprise Risk Assessment through reports from the Audit Committee. The Internal Audit Department of the Company works with the Management Executive Committee to perform an overall enterprise risk assessment on an annual basis and provides its enterprise risk assessment report to the Audit Committee. The Enterprise Risk Assessment is used by the Audit Committee and the Internal Audit Department to develop audit plans on an annual basis to safeguard against identified risks. The Audit Committee also specifically oversees and manages financial risks (including risks required to be monitored under the Sarbanes-Oxley Act). The Board voted to dissolve the Compensation Committee on April 2, 2013 in connection with the Company’s controlled company election, but, prior to its dissolution, the Company’s Compensation Committee was responsible for overseeing the management of risks relating to the Company’s compensation plans and arrangements. Oversight of these risks is now the responsibility of the full Board of Directors. The Board voted to dissolve the Nominating and Corporate Governance Committee on April 2, 2013 in connection with the Company’s controlled company election, but, prior to its dissolution, the Nominating and Corporate Governance Committee oversaw and managed risks associated with the independence of the Board of Directors and potential conflicts of interest for directors and employees. Oversight of these risks is now the responsibility of the full Board of Directors. While each committee is or was, as the case may be, responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks when oversight is delegated to a committee.

Committees of the Board of Directors. The Audit Committee currently consists of Messrs. Albert C. Johnson, Chairman of the Committee, J. Barry Mason, and William H. Rogers, Jr. The responsibilities of the Audit Committee include, in addition to such other duties as the Board may specify, appointing the Company’s independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, reviewing and approving related party activity, reviewing the Company’s financial policies and internal control procedures, and reviewing and approving the performance of all non-audit services by the Company’s auditors. The Audit Committee held four meetings in fiscal 2013.

The Board of Directors has determined that all of the current members of the Audit Committee are independent directors, as defined by the Company’s Audit Committee Charter, NASDAQ listing standards, and Securities and Exchange Commission rules. The Audit Committee acts under a written charter first adopted in 1992 and last reviewed, revised, and approved on April 2, 2013. The Audit Committee Charter is available free of charge on the Company’s website at www.booksamillioninc.com. The Board of Directors has determined that Mr. Albert C. Johnson is qualified as an audit committee financial expert under Securities and Exchange Commission rules. Mr. Johnson’s business experience and description of positions are summarized in the section “Incumbent Directors—Term Expiring 2014” on page 4 of this Proxy Statement. It is anticipated that, upon the conclusion of the Annual Meeting, the Board will appoint Ronald G. Bruno and, assuming his election as a director at the Annual Meeting, Edward W. Wilhelm to serve as members of the Audit Committee to fill the vacancies created by the departures of Dr. Mason and Mr. Rogers.

Prior to its dissolution on April 2, 2013, the Compensation Committee consisted of Messrs. William H. Rogers, Jr., Chairman of the Committee, J. Barry Mason, and Ronald G. Bruno. The responsibilities of the Compensation Committee included establishing salaries, bonuses, and other compensation for the Company’s executive officers, and administering the Employee Stock Purchase Plan, the 2005 Incentive Award Plan, the Executive Deferred Compensation Plan, and the Director’s Deferred Compensation Plan. As of April 2, 2013, the full Board assumed all responsibilities of the Compensation Committee, and decisions regarding executive officer and director compensation will now be made by the full Board, with each of the directors serving on the Board participating in such decisions, except that any employee director will not be involved in the discussion or determination of his own compensation. The Compensation Committee held three meetings in fiscal 2013.

Prior to its dissolution on April 2, 2013, the Nominating and Corporate Governance Committee consisted of Messrs. Ronald G. Bruno, Chairman of the Committee, J. Barry Mason, and William H. Rogers, Jr. The responsibilities of the Nominating and Corporate Governance Committee included developing and reviewing background information for candidates for the Board of Directors, and making recommendations to the Board regarding such candidates. The Nominating and Corporate Governance Committee also had the responsibility to review the corporate governance of the Company and recommend changes to the Board, and to review and evaluate the performance of each director on the Company’s Board of Directors. As of April 2, 2013, the full Board assumed all responsibilities of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held two meetings in fiscal 2013.

Identifying and Evaluating Nominees for Directors. The Board utilizes a variety of methods for identifying and evaluating director nominees. The Board regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board considers various potential candidates for director. Candidates may come to the attention of the Board through current Board members, professional search firms, stockholders, or other persons. These candidates are evaluated at regular or special meetings of the Board and may be considered at any point during the year.

The Board of Directors believes that it is necessary for each of the Company’s directors to possess many qualities and skills. When searching for new candidates, the Board considers the evolving needs of the Board and searches for candidates that fill any current or anticipated future gap. The Board also believes that all directors must possess a considerable amount of business management and educational experience. The Board first considers a candidate’s management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics, and commitment to the goal of maximizing stockholder value when considering director candidates. The Board also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience, and differences in viewpoints and skills. The Board does not have a formal policy with respect to diversity; however, the Board believes that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Board considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered. Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described in the individual biographies of each director under the heading “PROPOSAL 1 –DIRECTOR ELECTION” beginning on page 3.

Director Nominees Proposed by Stockholders. The Board will consider suggestions from stockholders for nominees for election as directors. The Amended and Restated Bylaws of the Company provide that any stockholder entitled to vote on the election of directors at a meeting called for such purpose may nominate persons for election to the Board by following the procedures set forth in the section of the Amended and Restated Bylaws titled “Notice of Stockholder Nominees.” Stockholders who wish to submit a proposed nominee to the Company should send written notice to Ms. Tyler B. Novak, Secretary of the Board of Directors and General Counsel, Books-A-Million, Inc., 402 Industrial Lane, Birmingham, Alabama 35211.

Such notice should set forth all information relating to such nominee as is required to be disclosed in solicitations of proxies for elections of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected, the name and address of such stockholder or beneficial owner on whose behalf the proposed nomination is being made, and the class and number of shares of the Company owned beneficially and of record by such stockholder or beneficial owner. The Board will consider nominees suggested by stockholders on the same terms as nominees provided by search firms or other parties. The Board seeks to achieve a balance of knowledge, experience, and capability on the Board and believes that nominees for election to the Board must possess certain minimum qualifications and attributes. The nominee: (1) must exhibit strong personal integrity, character and ethics, and a commitment to ethical business and accounting practices, (2) must not be involved in on-going litigation with the Company or be employed by an entity which is engaged in such litigation, and (3) must not be the subject of any on-going criminal investigations, including investigations for fraud or financial misconduct.

Communication with Directors. Individuals may communicate with the Board by submitting the communication to the Company’s executive offices at 402 Industrial Lane, Birmingham, Alabama 35211. The communication should be directed to: Internal Auditor. The Company’s Internal Auditor reports directly to the Audit Committee of the Board of Directors and will immediately communicate the information to the Chairman of the Audit Committee and the Audit Committee and / or all members of the Board.

Code of Business Conduct and Ethics. The Company has adopted a Code of Business Conduct and Ethics for all directors, officers (including the Company’s principal executive officer, principal financial officer, and controller), and employees. The Company’s Code of Business Conduct and Ethics is available free of charge on the Company’s website at www.booksamillioninc.com. The Company intends to make available on the Company’s website any amendments to or waivers from the Company’s Code of Business Conduct and Ethics within four business days of such amendment or waiver. Stockholders may also request a free copy of the Code of Business Conduct and Ethics by writing to the attention of Investor Relations at the Company’s executive offices at 402 Industrial Lane, Birmingham, Alabama 35211.

REPORT OF THE AUDIT COMMITTEE

The members of the Audit Committee are Messrs. Albert C. Johnson (Chairman), J. Barry Mason, and William H. Rogers, Jr. The Board has determined that Mr. Johnson is an audit committee financial expert as defined by the Securities and Exchange Commission.

The primary function of the Audit Committee is to provide advice with respect to the Company’s financial matters and to assist the Board of Directors in fulfilling its oversight responsibilities regarding (i) the quality and integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the independent registered public accounting firm serving as auditors of the Company, and (iv) the performance of the Company’s internal audit function and the independent registered public accounting firm.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with U.S. generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. It is not the duty of the Audit Committee to conduct auditing or accounting review procedures.

The Audit Committee held four meetings during fiscal 2013, including regular meetings in conjunction with the close of each fiscal quarter during which the Audit Committee reviewed and discussed the Company’s financial statements with management and Ernst & Young LLP, its independent registered public accounting firm for the fiscal year ended February 2, 2013 and Grant Thornton LLP, its independent registered public accounting firm for the fiscal year ended January 28, 2012.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended February 2, 2013 with the Company’s management, and management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Ernst & Young LLP its independence from the Company. It considered the non-audit services provided by Ernst & Young LLP and determined that the services provided are compatible with maintaining Ernst & Young LLP’s independence. The Audit Committee approved all services provided by Ernst & Young LLP for the fiscal year ended February 2, 2013. The total fees paid to Ernst & Young LLP for the fiscal year 2013 are described on page 28 under “Fees and Services.”

Based on the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the audited financial statements and the written disclosures and letter from the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2013 for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors:

Albert C. Johnson, Chairman J. Barry Mason William H. Rogers, Jr.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information concerning the beneficial ownership of Common Stock of the Company of (i) those persons known by management of the Company to own beneficially more than 5% of the Company’s outstanding Common Stock, (ii) the directors of the Company, (iii) the executive officers named in the Summary Compensation Table on page 19 and (iv) all current directors and executive officers as a group. Such information is provided as of April 5, 2013. The outstanding Common Stock of the Company on April 5, 2013 was 15,511,747 shares. According to rules adopted by the Securities and Exchange Commission, a person is the “beneficial owner” of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within sixty (60) days through the exercise of an option, warrant, right of conversion of a security or otherwise. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in any of the below columns indicates a number amounting to less than 1% percent of the outstanding Common Stock. Unless otherwise indicated, the address for the following stockholders is c/o Books-A-Million, Inc., 402 Industrial Lane, Birmingham, Alabama 35211.

REPORTING PERSON	NUMBER OF SHARES BENEFICIALLY OWNED		PERCENTAGE OF OUTSTANDING SHARES	REGISTERED SHARES(1)		PERCENTAGE OF OUTSTANDING SHARES
Dimensional Fund Advisors LP(2)	899,442		5.8%	899,442		5.8%
Harsha Gowda(3)	1,039,931		6.7%	1,039,931		6.7%
Anderson BAMM Holdings, LLC(4)	8,577,864	(5)	55.3%	1,513,302	(6)	9.8%
Charles C. Anderson(7)	8,577,864	(5)	55.3%	2,164,076	(8)	14.0%
Hilda B. Anderson(9)	8,577,864	(5)	55.3%	14,111		*
Joel R. Anderson(10)	8,577,864	(5)	55.3%	1,614,874	(11)	10.4%
Charles C. Anderson, Jr.(12)	8,577,864	(5)	55.3%	273,284		1.8%
Charles C. Anderson, III(13)	8,577,864	(5)	55.3%	23,794		*
Terrence C. Anderson(14)	8,577,864	(5)	55.3%	391,432	(15)	2.5%
Clyde B. Anderson	8,577,864	(5)	55.3%	1,958,231	(16)	12.6%
Harold M. Anderson(17)	8,577,864	(5)	55.3%	377,197		2.4%
Kayrita M. Anderson(18)	8,577,864	(5)	55.3%	20,611		*
Hayley Anderson Milam(19)	8,577,864	(5)	55.3%	25,380		*
Ashley Ruth Anderson(20)(21)	8,577,864	(5)	55.3%	84,000		*
The Ashley Anderson Trust(21)(22)	8,577,864	(5)	55.3%	84,000		*
Irrevocable Trust of Charles C. Anderson, Jr. FBO Lauren Artis Anderson(23)	8,577,864	(5)	55.3%	25,380		*
Olivia Barbour Anderson 1995 Trust(24)	8,577,864	(5)	55.3%	1,200		*
Alexandra Ruth Anderson Irrevocable Trust(25)	8,577,864	(5)	55.3%	1,200		*
First Anderson Grandchildren’s Trust FBO Charles C. Anderson, III(26)	8,577,864	(5)	55.3%	11,224		*
First Anderson Grandchildren’s Trust FBO Hayley E. Anderson(26)	8,577,864	(5)	55.3%	11,224		*
First Anderson Grandchildren’s Trust FBO Lauren A. Anderson(26)	8,577,864	(5)	55.3%	11,224		*
Second Anderson Grandchildren’s Trust FBO Alexandra R. Anderson(26)	8,577,864	(5)	55.3%	11,224		*
Third Anderson Grandchildren’s Trust FBO Taylor C. Anderson(26)	8,577,864	(5)	55.3%	11,224		*
Fourth Anderson Grandchildren’s Trust FBO Carson C. Anderson(26)	8,577,864	(5)	55.3%	11,224		*
Fifth Anderson Grandchildren’s Trust FBO Harold M. Anderson(26)	8,577,864	(5)	55.3%	11,224		*
Sixth Anderson Grandchildren’s Trust FBO Bentley B. Anderson(26)	8,577,864	(5)	55.3%	11,224		*
The Charles C. Anderson Family Foundation(27)	8,577,864	(5)	55.3%	83,000		*
The Joel R. Anderson Family Foundation(27)	8,577,864	(5)	55.3%	83,000		*
The Clyde and Summer Anderson Foundation(27)	8,577,864	(5)	55.3%	46,000		*
Terrance G. Finley	285,761	(28)	1.8%	285,761	(28)	1.8%
Ronald G. Bruno	97,191	(29)	*	97,191	(29)	*
Albert C. Johnson	25,858	(30)	*	25,858	(30)	*

REPORTING PERSON	NUMBER OF SHARES BENEFICIALLY OWNED		PERCENTAGE OF OUTSTANDING SHARES	REGISTERED SHARES(1)		PERCENTAGE OF OUTSTANDING SHARES
J. Barry Mason	44,191	(31)	*	44,191	(31)	*
William H. Rogers, Jr.	55,781	(32)	*	55,781	(32)	*
R. Todd Noden	35,000	(33)	*	35,000	(33)	*
James F. Turner	116,173	(34)	*	116,173	(34)	*
All current directors and executive officers as a group (9 persons)(35)	9,237,819		59.6%	2,963,618		19.1%

(1)	“Registered Shares” includes only those shares as to which the reporting person claims beneficial ownership, as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), notwithstanding the reporting person’s inclusion in the “group” described in footnote (5) below, if applicable.
(2)	The business address of Dimensional Fund Advisors LP (“Dimensional”) is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. This information is based solely upon our review of a Schedule 13G/A filed by Dimensional with the Securities and Exchange Commission on February 8, 2013, reporting beneficial ownership as of December 31, 2012. The Schedule 13G/A reports that Dimensional, in its role as an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, “Funds”). The Schedule 13G/A reports that, in certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. The Schedule 13G/A reports that, in its role as investment adviser, sub-adviser and/or manager, neither Dimensional nor its subsidiaries possess voting and/or investment power over the shares of the Company that are owned by the Funds but may be deemed to be the beneficial owner of the shares of the Company held by the Funds, even though all shares reported in the Schedule 13G/A are owned by the Funds. Therefore, the Schedule 13G/A reports that Dimensional disclaims beneficial ownership of the shares. Dimensional states that the filing of the Schedule 13G/A shall not be construed as an admission that it or any of its affiliates is the beneficial owner of any shares covered by the Schedule 13G/A for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.
(3)	The business address of Harsha Gowda is Blueshore Capital Management, 101 Eisenhower Parkway, Suite 300, Roseland, New Jersey 07068. This information is based solely upon our review of a Schedule 13G/A filed by Harsha Gowda with the Securities and Exchange Commission on February 12, 2013, reporting beneficial ownership as of December 31, 2012. No subsequent amendment to the Schedule 13G has been filed.
(4)	Anderson BAMM Holdings, LLC (“ABH”) is an investment company with its business address at 201 South Court Street, Suite 610, Florence, Alabama 35630. ABH, a limited liability company organized under the laws of the State of Delaware, is managed by a board of directors, which board is given full and complete authority, power and discretion to manage and control the business, affairs and properties of ABH and to make all decisions regarding those matters, which gives the board the ultimate voting and investment control over the shares of the Company’s Common Stock contributed to ABH by its members. The current board of directors of ABH consists of Charles C. Anderson, Joel R. Anderson, Charles C. Anderson, Jr., Terry C. Anderson and Clyde B. Anderson. Harold M. Anderson has the right to nominate and elect himself to the board at any time that he owns a membership interest in ABH. Otherwise, the directors are elected by the members of ABH at its annual meeting.
(5)	8,577,864 shares may be deemed to be beneficially held as a “group” as such term is defined in Section 13(d)(3) of the Exchange Act. Each of these persons and entities has filed a joint Schedule 13D with the Securities and Exchange Commission to acknowledge that they collectively may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act (the “13D Group”). Members of the 13D Group, each of whom or which is designated by this footnote (5), do not have the power to vote or invest or dispose of, or the power to direct the vote or investment or disposition of, any Common Stock of the Company held by any other person or entity outside of the 13D Group, including without limitation any other person or entity who or which may be deemed to be a member of the 13D Group, unless otherwise indicated in the footnote description for the 13D Group member. Accordingly, members of the 13D Group disclaim beneficial ownership of any securities of the Company held by any other person or entity, including without limitation any other person or entity who or which may be deemed to be a member of the 13D Group, and this Proxy Statement shall not be deemed an admission that the reporting person is the beneficial owner of such securities, unless otherwise indicated in the footnote description for the 13D Group member. The 13D Group first filed a Schedule 13D on April 9, 2007, which Schedule 13D was amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8, Amendment No. 9, Amendment No. 10 and Amendment No. 11, filed with the Securities and Exchange Commission on April 20, 2007, February 19, 2008, September 5, 2008, March 9, 2009, March 23, 2010, August 27, 2010, March 19, 2012, April 30, 2012, May 3, 2012, July 20, 2012 and January 11, 2013, respectively.
(6)	Anderson BAMM Holdings, LLC issued membership interests to certain of the beneficial owners of the Company’s Common Stock in exchange for shares of Common Stock of the Company held by such persons, as specified in the Limited Liability Company Agreement of Anderson BAMM Holdings, LLC, attached as Exhibit 2 to the Schedule 13D filed by the 13D Group with the Securities and Exchange Commission on April 9, 2007, as amended by the First Amendment to the Limited Liability Company Agreement of Anderson BAMM Holdings, LLC, dated as of March 19, 2010, attached as Exhibit 4 to the Schedule 13D/A (Amendment No. 5) filed by the 13D Group with the Securities and Exchange Commission on March 23, 2010, the Second Amendment to the Limited Liability Company Agreement of Anderson BAMM Holdings, LLC, dated as of March 13, 2012, attached as Exhibit 5 to the Schedule 13D/A (Amendment No. 7) filed by the 13D group with the Securities and Exchange Commission on March 19, 2012, and the Third Amendment to the Limited Liability Company Agreement of Anderson BAMM Holdings, LLC, dated as of July 16, 2012, attached as Exhibit 12 to the Schedule 13D/A (Amendment No. 11) filed by the 13D group with the Securities and Exchange Commission on July 20, 2012.
(7)	The business address of Mr. Charles C. Anderson is 202 North Court Street, Florence, Alabama 35630. Charles C. Anderson served on the Company’s Board of Directors until June 3, 2004.

(8)	Includes 83,000 shares held by The Charles C. Anderson Family Foundation. Charles C. Anderson is the Chairman of the board of directors of the foundation and has sole voting and dispositive power over these shares.
(9)	The business address of Mrs. Hilda B. Anderson is c/o Abroms & Associates, 201 South Court Street, Suite 610, Florence, Alabama 35630.
(10)	The business address of Mr. Joel R. Anderson is 202 North Court Street, Florence, Alabama 35630.
(11)	Includes 83,000 shares held by The Joel R. Anderson Family Foundation. Joel R. Anderson is the Chairman of the board of directors of the foundation and has sole voting and dispositive power over these shares.
(12)	The business address of Mr. Charles C. Anderson, Jr. is 265 Brookview Town Centre Way, Suite 501, Knoxville, Tennessee 37919.
(13)	The business address of Mr. Charles C. Anderson, III is 3355 Blackburn Street, Apartment 9301, Dallas, Texas, 75204.
(14)	The business address of Mr. Terrence C. Anderson is 4511 Helton Drive, Florence, Alabama 35630.
(15)	Includes 11,692 shares of restricted stock, none of which vest within sixty (60) days of April 5, 2013. Terrance C. Anderson currently has the power to vote all of the shares of restricted stock.
(16)	Includes 46,000 shares held by The Clyde and Summer Anderson Foundation (formerly The Clyde B. Anderson Family Foundation). Clyde B. Anderson is the Chairman of the board of directors of the foundation and has sole voting and dispositive power over these shares. Also includes 22,072 shares held through the Books-A-Million, Inc. 401(k) Profit Sharing Plan. Also includes 250,000 shares of restricted stock, none of which vest within sixty (60) days of April 5, 2013. Clyde B. Anderson currently has the power to vote all of the shares of restricted stock.
(17)	The business address of Mr. Harold M. Anderson is 3101 Clairmont Road, Suite C, Atlanta, Georgia 30329.
(18)	The business address of Mrs. Kayrita M. Anderson is 3101 Clairmont Road, Suite C, Atlanta, Georgia 30329.
(19)	The business address of Ms. Hayley Anderson Milam is 265 Brookview Town Centre Way, Suite 501, Knoxville, Tennessee 37919.
(20)	The business address of Ms. Ashley Ruth Anderson is 202 North Court Street, Florence, Alabama 35630.
(21)	The shares over which Ashley Ruth Anderson has shared voting power and shared dispositive power are held of record by The Ashley Anderson Trust.
(22)	The trustee of The Ashley Anderson Trust is Cumberland Trust and Investment Company, and the co-trustee of such Trust Reporting Person is Ashley Ruth Anderson. The business address of The Ashley Anderson Trust, and of Ashley Ruth Anderson as co-trustee, is c/o Abroms & Associates, 201 South Court Street, Suite 610, Florence, Alabama 35630. The business address of Cumberland Trust and Investment Company is 40 Burton Hills Boulevard, Suite 300, Nashville, Tennessee 37215.
(23)	The business address of the Irrevocable Trust of Charles C. Anderson, Jr. FBO Lauren Artis Anderson, and of Martin R. Abroms as trustee of such trust, is c/o Abroms & Associates, 201 South Court Street, Suite 610, Florence, Alabama 35630.
(24)	The business address of the Olivia Barbour Anderson 1995 Trust, and of Lisa S. Anderson as trustee of such trust, is c/o Abroms & Associates, 201 South Court Street, Suite 610, Florence, Alabama 35630.
(25)	The business address of the Alexandra Ruth Anderson Irrevocable Trust, and of Lisa S. Anderson as trustee of such trust, is c/o Abroms & Associates, 201 South Court Street, Suite 610, Florence, Alabama 35630.
(26)	The trustee for the (i) First Anderson Grandchildren’s Trust FBO Charles C. Anderson III, (ii) First Anderson Grandchildren’s Trust FBO Hayley E. Anderson, (iii) First Anderson Grandchildren’s Trust FBO Lauren A. Anderson, (iv) Second Anderson Grandchildren’s Trust FBO Alexandra R. Anderson, (v) Third Anderson Grandchildren’s Trust FBO Taylor C. Anderson, (vi) Fourth Anderson Grandchildren’s Trust FBO Carson C. Anderson, (vii) Fifth Anderson Grandchildren’s Trust FBO Harold M. Anderson and (viii) Sixth Anderson Grandchildren’s Trust FBO Bentley B. Anderson, in each case, is SunTrust Delaware Trust Company. The business address of each trust is c/o Abroms & Associates, 201 South Court Street, Suite 610, Florence, Alabama 35630. The business address of SunTrust Delaware Trust Company is 1101 Centre Road, Suite 108, Wilmington, Delaware 19805.
(27)	The business address of (i) The Charles C. Anderson Family Foundation, (ii) The Joel R. Anderson Family Foundation and (iii) The Clyde and Summer Anderson Foundation is, in each case, c/o Abroms & Associates, 201 South Court Street, Suite 610, Florence, Alabama 35630. All three foundations are charitable foundations formed under the laws of the State of Alabama. Charles C. Anderson is the Chairman of The Charles C. Anderson Family Foundation’s board of directors and has the ultimate voting and investment control of the shares of the Company’s Common Stock held by the foundation. Joel R. Anderson is the Chairman of The Joel R. Anderson Family Foundation’s board of directors and has the ultimate voting and investment control of the shares of the Company’s Common Stock held by the foundation. Clyde B. Anderson is the Chairman of The Clyde and Summer Anderson Foundation’s board of directors and has the ultimate voting and investment control of the shares of the Company’s common stock held by the foundation.
(28)	Includes 168,750 shares of restricted stock, none of which vest within sixty (60) days of April 5, 2013. Mr. Finley currently has the power to vote all of the shares of restricted stock. Also includes 1,120 shares held through the Books-A-Million, Inc. 401(k) Profit Sharing Plan.
(29)	Includes 11,692 shares of restricted stock, none of which vest within sixty (60) days of April 5, 2013. Mr. Bruno currently has the power to vote all of the shares of restricted stock.
(30)	Includes 11,692 shares of restricted stock, none of which vest within sixty (60) days of April 5, 2013. Mr. Johnson currently has the power to vote all of the shares of restricted stock.
(31)	Includes 11,692 shares of restricted stock, none of which vest within sixty (60) days of April 5, 2013. Dr. Mason currently has the power to vote all of the shares of restricted stock.

(32)	Includes 12,000 shares subject to options that are currently exercisable. Also includes 11,692 shares of restricted stock, none of which vest within sixty (60) days of April 5, 2013. Mr. Rogers currently has the power to vote all of the shares of restricted stock.
(33)	Includes 35,000 shares of restricted stock, none of which vest within sixty (60) days of April 5, 2013. Mr. Noden currently has the power to vote all of the shares of restricted stock.
(34)	Includes 82,500 shares of restricted stock, none of which vest within sixty (60) days of April 5, 2013. Mr. Turner currently has the power to vote all of the shares of restricted stock. Also includes 2,569 shares held through the Books-A-Million, Inc. 401(k) Profit Sharing Plan.
(35)	Includes 12,000 shares subject to options that are currently exercisable. Also includes 594,710 shares of restricted stock, which the individuals included currently have the power to vote.

Compliance with Section 16(a) of the Securities Exchange Act of 1934. Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and persons who own beneficially more than 10% of the Company’s Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission and NASDAQ. Directors, executive officers, and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all such forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, its directors, executive officers, and greater than 10% stockholders complied during fiscal 2013 with all applicable Section 16(a) filing requirements.

TRANSACTIONS WITH RELATED PERSONS

Related Person Transactions. As described below, during fiscal 2013 and fiscal 2012, the Company entered into certain transactions in the ordinary course of business with certain entities affiliated with Messrs. Charles C. Anderson, Sr., Terry C. Anderson, Joel R. Anderson, Harold M. Anderson, Charles C. Anderson, Jr., and Clyde B. Anderson, who collectively own 70% or more of these companies and serve as officers and/or directors of these companies. The Board of Directors of the Company believes that all such transactions were on terms no less favorable to the Company than terms available from unrelated parties. All of the related person transactions described below were reviewed and approved by the Audit Committee in accordance with the Company’s policy.

Significant activities with these related persons are as follows: The Company purchases a substantial portion of its magazines, as well as certain of its seasonal music and newspapers, from Anderson Media Corporation (“Anderson Media”). Purchases in fiscal 2013 totaled $19,017,566 and in fiscal 2012 totaled $20,782,573. The Company purchases certain of its collectibles, gifts, and books from Anderson Press, Inc. (“Anderson Press”). During fiscal 2013 and fiscal 2012, purchases from Anderson Press totaled $928,357 and $638,830, respectively. The Company utilizes Anco Far East Importers, LTD (“Anco Far East”) to assist in purchasing and importing certain gift items. The total cash paid to Anco Far East for fiscal 2013 and fiscal 2012 was $1,790,771 and $1,428,469, respectively, which primarily consisted of the actual cost of product, but also included fees for sourcing and consolidation services. All of the costs other than the sourcing and consolidation services fees, which totaled $125,354 for fiscal 2013 and $99,993 for fiscal 2012, were passed through from other vendors. The Company leases its principal executive offices from a trust established for the benefit of the grandchildren of Charles C. Anderson, Sr. The building is leased on a month to month basis. During fiscal 2013 and fiscal 2012, the Company paid rent of $154,742 for each year, to the trust under this lease. Anderson & Anderson, LLC (“A&A”) leases two buildings to the Company. During fiscal 2013 and fiscal 2012, the Company paid A&A a total of $386,864 and $385,280, respectively, under such leases.

The Company, A&A, Anderson Promotional Events, Inc., Anderson Press, and certain other parties (the “Co-Ownership Group”) co-own two airplanes that are used by the Company in its business. The Company owns a 26% interest in each of these airplanes. During fiscal 2013 and fiscal 2012, the Company was billed $465,353 and $726,159, respectively, by the Co-Ownership Group, net of return of capital, under the cost sharing arrangement for the Company’s use of the two airplanes. The expenses that the Company pays for airplane use cover all of the variable costs attributable to the Company’s use and a portion of the fixed costs.

The Company leases certain property to Hibbett Sports, Inc. (“Hibbett”), a sporting goods retailer in the United States. The Company’s Chief Executive Officer and President, Terrance G. Finley, has served on the board of directors of Hibbett since March 14, 2008. Additionally, one of our directors, Albert C. Johnson, has served on the board of directors of Hibbett since March 14, 2008. During fiscal 2013 and fiscal 2012, the Company received $51,154 and $120,629, respectively, in rent payments from Hibbett.

The Company and Anderson Private Capital Partners I, L.P. (collectively the “Ownership Group”) each have an equity interest in Yogurt Mountain Holding, LLC (“Yogurt Mountain”). The Company owns a 40.0% interest in Yogurt Mountain. The Company also participates with the Ownership Group in a line of credit agreement with Yogurt Mountain in connection with its investment. The line of credit agreement between Yogurt Mountain and the Company, as amended, allows for draws by Yogurt Mountain up to $1,500,000 and carries interest of 11.0% annually. As of the end of fiscal 2013, Yogurt Mountain borrowed $1,000,000 on the line of credit. During fiscal year 2013 and fiscal 2012, the Company paid $401,221 and $710,762, respectively, to Yogurt Mountain for franchise fees, royalty fees, and other costs associated with our franchise of seventeen Yogurt Mountain stores within our stores. During fiscal year 2013 and fiscal 2012, the Company received $423,192 and $479,928, respectively, from Yogurt Mountain for interest, monitoring fees, professional fees, and rent.

EXECUTIVE COMPENSATION

Compensation Program Objectives

The Company’s executive compensation policy is designed to provide levels of compensation that integrate compensation with the Company’s annual and long-term performance goals and reward above-average corporate performance, thereby allowing the Company to attract and retain qualified executives. Specifically, the Company’s executive compensation policy is intended to:

•	Provide compensation levels that reflect the competitive marketplace so that the Company can attract, retain, and motivate the most talented executives;

•	Provide compensation levels that are consistent with the Company’s business plan, financial objectives, and operating performance;

•	Reward performance that facilitates the achievement of specific results and goals in furtherance of the Company’s business plan;

•	Motivate executives to make greater personal contributions to the performance of the Company helping it to achieve its strategic operating objectives; and

•

Provide proper motivation for enhancing stockholder value by providing long-term incentive compensation, in the form of shares of restricted stock, in order to align the interests of executives with those of stockholders and the long-term interest of the Company.

The compensation program is designed to reward officers for above–average, year-over-year Company and personal performance, and the development of long-term growth strategies, as well as longevity with the Company.

In light of the Company’s compensation policy, the components of its executive compensation program for fiscal 2013 were base salaries, cash incentive compensation bonuses, and restricted stock awards.

The Company believes that each of the elements of compensation are competitive and consistent with current market expectations for leaders within an organization of our size and in our industry.

No Employment and Severance Agreements

Other than the agreements with our named executive officers that relate to a change in control of the Company, as described on page 22 under “Change in Control Agreements,” our named executive officers do not have employment or severance agreements. Our named executive officers serve at the will of the Board, which enables the Company to terminate their employment without reservation as to the terms of any severance agreement. This is consistent with the Company’s employment and compensation philosophies.

Consideration of Prior Stockholder Advisory Vote on Executive Compensation

We provide our stockholders with the opportunity annually to vote to approve, on an advisory basis, the compensation of our named executive officers (commonly known as a “say-on-pay” vote). Although the “say-on-pay” vote is advisory and non-binding, the Compensation Committee (and now the full Board of Directors) considers the outcome of the vote as part of its executive compensation planning process. At the 2012 Annual Meeting of Stockholders held on May 22, 2012, over 75% of the shares represented at the Annual Meeting in person or by proxy and entitled to vote on the “say-on-pay” proposal were voted in favor of the compensation of the Company’s named executives officers as disclosed in the proxy statement for that meeting. The Compensation Committee considered this high level of stockholder support when determining compensation for fiscal 2014 but did not take any compensation actions in fiscal 2013 or to date in fiscal 2014 specifically in response to the stockholder advisory vote on executive compensation. The Compensation Committee concluded that the Company’s compensation program should continue to emphasize the objectives described herein.

Elements of Compensation

Base Salary. Each executive officer’s base salary is based upon a number of factors, including the responsibilities borne by the executive officer, his performance, and his length of service to the Company. Each executive officer’s base salary is reviewed annually and generally adjusted to account for inflation, the Company’s financial performance, any change in the executive officer’s responsibilities, and the executive officer’s overall performance. Factors considered in evaluating performance include financial results, such as increases in sales and net income before taxes and earnings per share, as well as non-financial measures, such as improvements in service and relationships with customers, suppliers and employees, employee safety, and leadership and management development. These non-financial measures are subjective in nature. No particular weight was given by the Compensation Committee to any particular factor. Based on these considerations, the Compensation Committee, with the assistance of an independent compensation consultant, established the fiscal 2013 base salaries for each of the named executive officers at its March 13, 2012 meeting. The base salaries of the named executive officers for the 2013 fiscal year are set forth in the Summary Compensation Table on page 19.

Cash Bonuses. Generally, the Company establishes a cash bonus program at the beginning of each fiscal year in connection with the preparation of the Company’s annual operating budget for such year. A significant portion of the bonus program is structured pursuant to the terms of the Company’s 2005 Incentive Award Plan, while the Compensation Committee and Executive Chairman are given the discretion to award up to 10% of the maximum bonus pool due to subjective factors. Under the bonus program established for fiscal year 2013, an executive officer was eligible to receive up to 100% of his maximum bonus based upon the Company achieving certain pre-tax income goals established by the Compensation Committee of the Board of Directors. If only 60% or less of an executive officer’s bonus is achieved based on meeting the pre-tax income goals, then up to 40% of the executive officer’s bonus could be earned based on other factors. The other 40% portion of bonus could be earned by the executive officer accomplishing certain individual performance goals (up to 30% of such executive’s maximum bonus) related to his job functions, and up to 10% of the maximum aggregate bonus pool could be earned based on subjective factors (the discretionary bonus). The amount of the discretionary bonus for each executive is recommended by the Executive Chairman (other than with respect to the discretionary bonus of the Executive Chairman) and is approved by the Compensation Committee. For fiscal 2013, the Compensation Committee established a target bonus amount, expressed as a percentage of each executive officer’s base salary. For fiscal 2013, the maximum bonus percentages (as a percentage of base salary) were established as follows: Mr. Anderson – 100%, Mr. Finley – 100% (increased to 100% upon Mr. Finley’s promotion to President and Chief Operating Officer on August 23, 2011), Mr. Turner – 75%, and Mr. Noden – 75%.

The actual bonus that may be earned varies based on a comparison of actual performance against the pre-established performance criteria, plus the 10% discretionary bonus portion, and is limited to the pre-established maximum bonus amount for each executive. For fiscal 2013, the portion of bonus attributable to pre-tax income that could be earned was based on a sliding scale ranging from 40% to 140% of the targeted pre-tax income goal of the Company, which was $16,273,000 for fiscal 2013. For example, an executive officer would have earned 60% of his bonus potential attributable to pre-tax income if the Company achieved 100% of its pre-tax income goal. No bonuses attributable to pre-tax income would have been earned if less than 40% of the pre-tax income goal was achieved, and up to 100% of the target bonus would have been earned if 140% or greater of the pre-tax income goal was achieved. During fiscal 2013, the Company did not achieve 40% of the pre-tax income goal resulting in no bonuses attributable to the pre-tax income goals.

The following table provides the computation of the cash bonus amounts paid to the named executive officers relating to fiscal year 2013 based on the results of the pre-tax income of the Company, personal goal achievements, and discretionary bonuses:

Name	Bonus Attributable to Pre-Tax Income		Bonus Attributable to Personal Goals	Discretionary Bonus	Total Cash Bonus
Clyde B. Anderson	$	- 0 -	$72,600	$44,000	$116,600
Terrance G. Finley	$	- 0 -	$101,063	$38,500	$139,563
James F. Turner	$	- 0 -	$44,944	$17,625	$62,569
R. Todd Noden	$	- 0 -	$28,492	$15,750	$44,242

Restricted Stock. Currently the Company only issues restricted stock from the 2005 Incentive Award Plan. During fiscal year 2013, the Company awarded both “Performance Based Shares” of restricted stock and “Career Based Shares” of restricted stock to the named executive officers. The Performance Based Shares awarded in fiscal 2013 were tied to the achievement of the pre-tax earnings performance based on objectives used for the 2013 cash bonus program. After the end of the one-year performance period, the Compensation Committee determines the extent to which the preset goals were achieved and approves the issuance of the Performance Based Shares that are earned. The earned Performance Based Shares are restricted and vest over a two-year period following the fiscal year in which they were earned. During the period of restriction, the named executives have full voting and dividend rights with respect to the shares. The performance measures used for the Performance Based Shares are pre-tax earnings performance measurements established by the Compensation Committee. The maximum amount of the Performance Based Shares that can be earned is 100% of the authorized number of shares originally awarded. The Career Based Shares are not tied to the achievement of performance objectives, but serve as a retention incentive because they have a multi-year, cliff vesting period, and, therefore, require longevity with the Company in order for the named executive officer to earn these shares. Career Based Shares granted in fiscal 2013 are completely unvested until the last day of the third fiscal year after the date of grant.

During fiscal 2013, awards of Performance Based Shares and Career Based Shares were made under the 2005 Incentive Award Plan to our named executive officers. The awards were made in restricted stock according to the provisions of the plan. In evaluating the proper annual award of restricted stock, the Compensation Committee has historically been advised by an independent compensation consultant that makes recommendations on share award levels based on market data, taking into consideration such things as prior grants of awards, the current market price of the Company’s Common Stock, and numbers of outstanding unvested awards. Based on the recommendations of the compensation consultant and target levels of long-term compensation for each of the named executive officers, the Compensation Committee established the terms of the fiscal 2013 awards of restricted stock – both Performance Based Shares and Career Based Shares – that were made on March 13, 2012. See the Summary Compensation Table on page 19 for information on the amounts of restricted stock awards to named executive officers during fiscal 2013. Since the Company did not achieve the threshold percentage of its pre-tax earnings goal of $16,273,000 during fiscal 2013, the executive officers did not receive a pay-out of the Performance Based Shares of restricted stock that had been awarded to executive officers in March 2012.

During fiscal 2013, the Compensation Committee awarded the following shares of restricted stock to the named executive officers:

Name	Career Based Shares	Performance Based Shares(1)
Clyde B. Anderson	75,000	75,000
Terrance G. Finley	50,000	50,000
James F. Turner	25,000	25,000
R. Todd Noden	10,000	10,000

(1)	The actual number of Performance Based Shares to be paid out is based on the Company’s pre-tax earnings in fiscal 2013. The Company did not attain the specified pre-tax earnings minimum target in fiscal 2013 for Performance Based Shares reflected in this column, so none of these Performance Shares were paid out.

Executives’ Deferred Compensation Plan. During fiscal 2006, the Board adopted the Books-A-Million, Inc. Executives’ Deferred Compensation Plan (the “Executives’ Deferred Compensation Plan”). The Executives’ Deferred Compensation Plan provides a select group of management or highly compensated employees of the Company and certain of its subsidiaries with the opportunity to defer the receipt of certain cash compensation. Under the Executives’ Deferred Compensation Plan, each participant may elect to defer a portion of his cash compensation that may otherwise be payable in a calendar year. A participant’s compensation deferrals are credited to the participant’s bookkeeping account maintained under the Executives’ Deferred Compensation Plan. Each participant’s account is credited with a deemed rate of interest and/or earnings or losses depending upon the investment performance of the deemed investment option selected by the participant. With certain exceptions, a participant’s account will be paid after the earlier of: (1) a fixed payment date, as elected by the participant (if any); or (2) the participant’s separation from service with Company or its subsidiaries. A participant may generally elect that payments be made either in a single sum or in installments in the year specified by the participant or upon his separation from service with the Company. Additionally, a participant may elect to receive payment upon a Change of Control, as defined in, and to the extent permitted by, Section 409A of the Internal Revenue Code of 1986, as amended. None of the executive officers had deferred any compensation under this plan as of the date of this Proxy Statement.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to, earned by, or awarded to the Company’s Chief Executive Officer (Principal Executive Officer) and the three other highest paid executive officers of the Company during fiscal 2013 and fiscal 2012 (collectively, the “named executive officers”).

Name and Principal Position (1)	Fiscal Year	Salary ($)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($)		Total ($)
Clyde B. Anderson Executive Chairman	2013 2012	440,000 440,000	44,000 29,700	236,250 602,894	— —	72,600 74,250	50,273 80,122	(6)	843,123 1,226,966
Terrance G. Finley President and Chief Executive Officer (Principal Executive Officer)	2013 2012	385,962 335,000	38,500 25,125	157,500 269,835	— —	101,063 35,175	26,682 4,681	(7)	709,707 669,816
James F. Turner Executive Vice President/Real Estate and Business Development	2013 2012	240,246 208,784	17,625 16,500	78,750 136,995	— —	44,944 24,750	15,968 4,618	(8)	397,533 391,647
R. Todd Noden Chief Financial Officer (Principal Financial Officer)	2013 2012	145,384 —	15,750 —	31,500 —	— —	28,492 —	57,065 —	(9)	278,191 —

(1)	Mr. Anderson is included in the table because he served as Chief Executive Officer during fiscal 2013 until Mr. Finley’s election to the position in March 2012. Mr. Noden did not commence employment with the Company until May 14, 2012, during fiscal 2013, so no information is presented for Mr. Noden for fiscal 2012.
(2)	The fiscal year 2013 amounts included in this column represent the discretionary bonuses awarded to these executive officers by the Compensation Committee relating to fiscal 2013 performance. See “Executive Compensation – Elements of Compensation” for a discussion of the Company’s bonus plan.
(3)	The amounts included in the “Stock Awards” column represent the aggregate grant date fair value of non-option stock awards (i.e., career based and performance based restricted stock) that were issued in fiscal 2013 and 2012 in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 Compensation-Stock Compensation. The valuation assumptions used in determining such amounts are described in Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 2, 2013. The grant date fair value of performance based stock awards for each officer is as follows: Mr. Anderson: zero and $86,894 for fiscal year 2013 and 2012, respectively; Mr. Finley: zero and $32,585 for fiscal year 2013 and 2012, respectively; Mr. Turner: zero and $16,295 for fiscal year 2013 and 2012, respectively; and Mr. Noden: zero for fiscal year 2013.
(4)	There were no options granted in fiscal 2013 or 2012.
(5)	Non-Equity Incentive Plan Compensation is composed of performance based cash bonuses earned under the 2005 Incentive Award Plan, which are reported in the table with respect to the fiscal year in which they were earned. See “Executive Compensation – Elements of Compensation” for a discussion of the Company’s bonus plan.

(6)	All Other Compensation for fiscal 2013 includes (i) matching contributions by the Company to the Company’s 401(k) savings plan of $1,529, (ii) life insurance premiums of $1,744 on behalf of Clyde B. Anderson, (iii) executive life insurance premiums of $22,000 on behalf of Clyde B. Anderson, and (iv) transportation related benefits, which consist of personal use of Company owned and Company chartered aircraft for fiscal 2013. The estimated aggregate incremental cost to the Company for fiscal 2013 for personal use of Company aircraft by Clyde B. Anderson was $25,000. The estimated aggregate incremental cost to the Company includes the actual cost paid by the Company for chartered aircraft and an estimate of the incremental cost to the Company of personal use of the Company owned aircraft based on the average variable operating costs to the Company. Variable operating costs include fuel, maintenance, weather-monitoring, on-board catering, landing/ramp fees, and other miscellaneous variable costs.
(7)	All Other Compensation for fiscal 2013 includes (i) matching contributions by the Company to the Company’s 401(k) savings plan of $3,675, (ii) life insurance premiums of $3,757 on behalf of Terrance G. Finley, and (iii) executive life insurance premiums of $19,250 on behalf of Terrance G. Finley.
(8)	All Other Compensation for fiscal 2013 includes (i) matching contributions by the Company to the Company’s 401(k) savings plan of $3,675, (ii) life insurance premiums of $543 on behalf of James F. Turner and (iii) executive life insurance premiums of $11,750 on behalf of James F. Turner.
(9)	All Other Compensation for fiscal 2013 includes (i) life insurance premiums of $399 on behalf of R. Todd Noden and (ii) executive life insurance premiums of $10,500 on behalf of R. Todd Noden and (iii) relocation bonus of $46,166 paid in conjunction with sign-on and relocation.

OUTSTANDING EQUITY AWARDS AT FISCAL 2013 YEAR-END

The following table presents information regarding unvested restricted stock awards for each of the named executive officers under the Company’s 2005 Incentive Award Plan and 1995 Executive Incentive Plan as of the end of the 2013 fiscal year, including the number of shares of Common Stock and the market value of such shares as of February 2, 2013. The table reflects the values of such awards based on the closing sale price of a share of Common Stock reported on the NASDAQ Global Select Market on February 1, 2013 (the last trading day prior to the end of the Company’s fiscal year), which was $2.51.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Clyde B. Anderson	175,000	$439,250
Terrance G. Finley	118,750	298,063
James F. Turner	57,500	144,325
R. Todd Noden	10,000	25,100

(1)	All of the shares listed above are career based shares awarded under the 2005 Incentive Award Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

2005 Incentive Award Plan

The Company’s restricted stock agreements with its named executive officers that document the grants of restricted stock awards under the 2005 Incentive Award Plan provide that all of the shares of restricted stock not previously vested may, in the sole and absolute discretion of the Compensation Committee, become vested in the event of a change in control of the Company. Pursuant to the 2005 Incentive Award Plan, a “change in control” generally consists of one of the following events:

(1) a transaction (other than an offering of the Company’s Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) resulting in the acquisition of 50% or more of the Company’s voting securities, other than an acquisition by the Company, any of its subsidiaries, an employee benefit plan maintained by the Company, or any of its subsidiaries or a person that, prior to such transaction, directly or indirectly controls, is controlled by or is under common control with the Company;

(2) when, during any two-year period, the members of the Company’s Board of Directors at the beginning of the period (along with any new director whose election or nomination is approved by at least two-thirds of the directors who either were directors at the beginning of the period or who were so approved) cease to constitute a majority of the Board;

(3) the consummation by the Company of (i) a merger, consolidation, reorganization, or business combination, (ii) a sale or other disposition of all or substantially all of the Company’s assets, or (iii) the acquisition of assets or stock of another entity, unless the outstanding shares of the Company immediately prior to the transaction continue to represent more than 50% of the combined voting stock of the Company or its successor immediately following the transaction or after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the successor entity; or

(4) the Company’s stockholders approve a plan of liquidation or dissolution of the Company.

The Compensation Committee has full and final authority to determine whether a change in control has occurred pursuant to the definition of that term in the 2005 Incentive Award Plan and the date of the occurrence of the change in control event.

The table below sets forth the intrinsic value of the shares of restricted stock under the 2005 Incentive Award Plan that could have vested in the event that a change in control of the Company occurred on February 2, 2013. This table assumes that the Compensation Committee would have exercised its discretion under the 2005 Incentive Award Plan and approved an acceleration of vesting of all of the shares of restricted stock upon such a change in control. The intrinsic value is calculated by multiplying the number of shares that would have vested by the fair market value of the Company’s Common Stock on February 2, 2013, the last trading day prior to the Company’s fiscal 2013 year-end. Note that the actual benefit to a named executive officer under this plan can only be determined at the time of the change in control event.

Name of Executive Officer	Amount that Would Have Been Realized Due to the Acceleration of Vesting of Restricted Stock in the Event of a Change in Control of the Company
Clyde B. Anderson	$439,250
Terrance G. Finley	298,063
James F. Turner	144,325
R. Todd Noden	25,100

Change in Control Agreements

The Company has entered into change in control agreements with our named executive officers that will require the Company to provide compensation to each of the named executive officers in the event of a change in control of the Company and a termination of the executive’s employment following a change in control.

For purposes of the change in control agreements, a “change in control” generally consists of one of the events described above under the discussion of the vesting of restricted stock under the 2005 Incentive Award Plan in the event of a change in control.

Payments and Benefits Upon a Change in Control. Pursuant to the change in control agreements, if a named executive officer is employed by the Company on the date on which a change in control occurs, the Company must continue to employ the named executive officer for a period of two years. During the two-year employment period, the executive’s position, authority, duties, and responsibilities must be at least commensurate in all material respects with those before the change in control, and the executive’s services must be performed at the location where the executive was employed immediately preceding the change in control or any office that is the headquarters of the Company and is less than 25 miles from such location. The named executive officer will receive an annual base salary at least equal to the base salary paid or payable to the executive by the Company for the one-year period immediately preceding the change in control, which salary will be reviewed at least annually and may be increased (but not decreased) at any time. Further, the named executive officer will be eligible to receive an annual cash bonus consistent with the Company’s cash bonus program in effect prior to the date of the change in control, and the executive will continue to enjoy participation in the Company’s incentive, savings, retirement and welfare plans, and other benefits and plans, on the same basis as before the change in control or as applicable to peer executives at other companies, whichever is superior.

Payments and Benefits Upon Termination of Employment Following a Change in Control. Each named executive officer’s change in control agreement also provides for certain payments and benefits to the executive if the executive’s employment is terminated under certain circumstances during the two-year employment period immediately following a change in control.

If, during this two-year period, a named executive officer’s employment is terminated as a result of death or disability, then the Company will provide to the executive (or his beneficiary or estate) the following payments and benefits:

•

a lump sum cash payment equal to the sum of (a) the amount of any incentive or bonus compensation earned that has not yet been paid and (b) any benefits or awards (including both the cash and stock components) that, pursuant to the terms of any plans, policies or programs, have been earned or become payable, but that have not yet been paid to the executive (but not including amounts that previously had been deferred at the executive’s request, which amounts will be paid in accordance with the terms of the plan, policy or program under which the executive deferred the compensation) (“Accrued Obligations”);

•	three months of the executive’s current annual base salary;

•

for up to 18 months, continued participation in and coverage under the Company’s health and dental plans, disability plans, life insurance plans, and all other welfare benefit plans in which the executive or his dependents were participating immediately prior to the date of termination, with all cost of such benefit paid or waived by the Company (“Welfare Continuance Benefit”); and

•	any other benefits payable due to the executive’s death or disability pursuant to the terms of any plan, policy, or arrangement of the Company.

If, during the two-year period, the Company terminates a named executive officer without cause, or if the executive terminates his employment for good reason, then the executive will receive the following payments and benefits:

•	Accrued Obligations;

•

a lump sum cash termination benefit payment in an amount equal to two times the sum of (a) the executive’s annual base salary in effect at the date of termination and (b) the average of the cash bonuses paid to the executive for the Company’s three most recently completed fiscal years (subject to the execution of a release of claims against the Company by the executive); and

•	Welfare Continuance Benefit.

If, during the two-year employment period, the Company terminates a named executive officer’s employment for cause, then the Company will provide to the executive the following payments and benefits:

•	the executive’s earned base salary through the date of termination; and

•

the amount of any compensation previously deferred by the executive, which amount will be paid in accordance with the terms of the plan, policy, or program under which the executive deferred the compensation.

If, during the two-year employment period, the executive terminates his employment other than for good reason, then the Company will provide to the executive the following payments and benefits:

•	Accrued Obligations; and

•	any other benefits to which the executive may be entitled pursuant to the terms of any plan, program, or arrangement of the Company.

For purposes of the change in control agreements, “cause” means (i) gross incompetence, gross negligence, willful misconduct in office, or breach of a material fiduciary duty owed to the Company; (ii) conviction of a felony or a crime of moral turpitude (or a plea of nolo contendere thereto), or commission of an act of embezzlement or fraud against the Company; (iii) any material breach by the executive of a material term of his change in control agreement, including without limitation material failure to perform a substantial portion of his duties and responsibilities thereunder; or (iv) deliberate dishonesty of the executive with respect to the Company. “Good reason” means (i) a material reduction in the executive’s duties or authority; (ii) any unremedied failure of the Company to comply with its compensation obligations during the two-year employment period; (iii) the failure by the Company to cause a successor company to assume, and agree to perform under, the change in control agreement; (iv) the executive is directed by the Company’s Board of Directors or an officer of the Company to engage in conduct that is illegal; or (v) the Company otherwise materially breaches any term or provision of the change in control agreement.

The change in control agreements also include non-compete and non-solicit provisions that are binding on the named executive officers during the two-year employment period following a change in control and end on the second anniversary of the executive’s date of termination from the Company.

The table below reflects the estimated amounts of compensation payable under the change in control agreements to each of the Company’s named executive officers in the event that, during the two-year employment period following a change in control: (i) the executive is terminated because of death or disability and (ii) the Company terminates the executive’s employment without cause, or the executive terminates his employment for good reason. The amounts shown assume that the change in control and the termination of employment occurred as of February 2, 2013. The actual amounts to be paid can only be determined at the time of the executive’s separation from the Company. No payments other than previously accrued amounts would be payable to a named executive officer if he is terminated for cause or if he terminates his employment other than for good reason following a change in control.

Name	Cash Severance (1)	Accrued Obligations (2)	Welfare Continuance Benefit (3)	Total
Termination Because of Death or Disability
Clyde B. Anderson	$110,000	$304,850	$51,324	$466,174
Terrance G. Finley	96,490	265,063	40,975	402,529
James F. Turner	60,062	125,319	34,860	220,241
R. Todd Noden	52,500	69,342	32,502	154,344
Termination Without Cause or For Good Reason
Clyde B. Anderson	$1,224,666	$304,850	$51,324	$1,580,840
Terrance G. Finley	1,000,916	265,063	40,975	1,306,954
James F. Turner	597,860	125,319	34,860	758,039
R. Todd Noden	508,484	69,342	32,502	610,328

(1)	In the event of termination because of death or disability, represents payment of three months of the executive’s current annual base salary as of February 2, 2013. In the event of termination without cause or for good reason, represents a payment equal to two times the sum of (a) the executive’s annual base salary in effect as of February 2, 2013 and (b) the average of the cash bonuses paid to the executive for the Company’s three most recently completed fiscal years prior to February 2, 2013.
(2)	Accrued Obligations are the sum of the amount, if any, of any incentive or bonus compensation theretofore earned that has not yet been paid; and any benefits or awards (including both the cash and stock components) that, pursuant to the terms of any plans, policies, or programs, have been earned or become payable, but that have not yet been paid. For fiscal 2013, the amount contains the unpaid bonus and earned performance based shares of restricted stock that have not been paid out.
(3)	Includes all health and dental plans, disability plans, and life insurance plans.

DIRECTOR COMPENSATION

The following table presents the total compensation of the Company’s non-employee directors for fiscal 2013. The amounts included in the “Stock Awards” column represent the compensation cost that was recognized in fiscal 2013 related to non-option stock awards determined in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 2, 2013.

Name	Fees Earned or Paid in Cash($)	Stock Awards($) (1)	Total ($)
Terrance Anderson	45,000	6,475	51,475
Ronald Bruno	45,000	6,475	51,475
Albert C. Johnson	90,000	6,475	96,475
J. Barry Mason	70,000	6,475	76,475
William H. Rogers	50,000	6,475	56,475

(1)	Represents annual award of 2,500 shares of restricted stock for each director granted on March 13, 2012. As of April 5, 2013, 2,500 shares of the Company’s Common Stock had a value of $6,475, based on the closing sale price of the Company’s Common Stock on the NASDAQ Global Select Market on April 5, 2013 of $2.59 per share.

Compensation of Directors. The Board has utilized the services of a compensation consultant to periodically analyze the compensation of non-employee directors at various peer companies as compared with the compensation of the Company’s non-employee directors (“Non-Employee Directors). During fiscal 2013, Non-Employee Directors received an annual retainer fee of $45,000 and reimbursement of all out-of-pocket expenses incurred in attending all Board and committee meetings. Additionally, the Chairman of the Audit Committee received an additional annual retainer fee of $10,000, and the Chairman of the Compensation Committee received an additional annual retainer fee of $5,000. The Chairman of the Special Committee received an additional fee of $35,000, and the members of the Special Committee, formed for the purpose of considering the Anderson family offer to purchase all of the Company’s outstanding shares, received an additional fee of $25,000.

In addition, the Company’s Non-Employee Directors are eligible to receive formula grants of restricted stock under the Company’s Outside Director Restricted Stock Plan, established pursuant to the Company’s 2005 Incentive Award Plan. Under the Company’s Outside Director Restricted Stock Plan, each Non-Employee Director is, on the first day he serves as a director, granted an “Initial Award” of 3,750 shares of Common Stock from the Company on such date. These shares vest in three equal installments on the first, second, and third anniversaries of the effective date of the initial award. Further, each such director who is serving as a director on the date of the year-end Compensation Committee meeting (historically held in March) and who has served as a director for more than eleven consecutive months is granted a “Continuing Award” of 2,500 shares of Common Stock from the Company on such date. These shares vest in three equal installments on the first, second, and third anniversaries of the effective date of the initial award. Any award which is not vested upon such Non-Employee Director’s termination as a director is thereupon forfeited immediately and without any further action by the Company.

Director’s Deferred Compensation Plan. During fiscal 2006, the Board adopted the Books-A-Million, Inc. Directors’ Deferred Compensation Plan. The Directors’ Deferred Compensation Plan provides the Non-Employee Directors with the opportunity to defer the receipt of certain amounts payable for serving as a member of the Board. A Non-Employee Director’s fee deferrals are credited to the Non-Employee Director’s bookkeeping account maintained under the Directors’ Deferred Compensation Plan. Each participating Non-Employee Director’s account is credited with a deemed rate of interest and/or earnings or losses depending upon the investment performance of the deemed investment option selected by the participant.

With certain exceptions, a participating Non-Employee Director’s account will be paid after the earlier of: (1) a fixed payment date, as elected by the participating Non-Employee Director (if any); or (2) the participating Non-Employee Director’s separation from service on the Board. The participating Non-Employee Director may generally elect that payments be made in a single sum or installments in the year specified by the participating Non-Employee Director or upon the Non-Employee Director’s separation from service on the Board. Additionally, a participating Non-Employee Director may elect to receive payment upon a Change of Control, as defined in, and to the extent permitted by, Section 409A of the Internal Revenue Code of 1986, as amended. No directors have elected to defer compensation at this time.

Stock Ownership Requirements. Directors are required to maintain a certain level of ownership of Company stock as determined by the Compensation Committee. The current level of required stock ownership is 12,500 shares.

PROPOSAL 2 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that the Company provide its stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

The Company intends to hold such an advisory vote, commonly known as a “say-on-pay” vote, each year in connection with the annual meeting of stockholders until the next vote on the frequency of the “say-on-pay” vote or until the Company’s Board of Directors otherwise determines that a different frequency for this advisory vote is in the best interests of our stockholders. The next advisory vote on the frequency of “say-on-pay” votes will occur no later than 2017.

As described in detail under the heading “Executive Compensation,” the Company seeks to closely align the interests of our named executive officers with the interests of our stockholders. The Company’s compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors, or the Compensation Committee of the Board of Directors. To the extent that there is any significant vote against our named executive officer compensation as disclosed in this Proxy Statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Accordingly, pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company asks our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the fiscal 2013 Summary Compensation Table and the other related tables and disclosure.”

Vote Required; Board Recommendation. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this proposal. Unless instructed to the contrary, the shares represented by the proxies will be voted to approve the resolution on the compensation of our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF

PROPOSAL 2.

INDEPENDENT PUBLIC ACCOUNTANTS

Change in Independent Public Accountants. On April 13, 2012, Books-A-Million, Inc. (the “Company”) dismissed its independent registered public accounting firm, Grant Thornton LLP, and engaged Ernst & Young LLP to serve as the Company’s independent registered public accounting firm. The dismissal of Grant Thornton LLP and the appointment of Ernst & Young LLP were approved by the Company’s Audit Committee. Ernst & Young LLP audited the Company’s consolidated financial statements for the fiscal year ended February 2, 2013.

The reports of Grant Thornton LLP on the Company’s consolidated financial statements as of and for the fiscal year ended January 28, 2012, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principle.

During the fiscal year ended January 28, 2012, there were no disagreements with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton LLP, would have caused Grant Thornton LLP to make reference thereto in its reports on the Company’s consolidated financial statements for such year. Furthermore, no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K) occurred during the fiscal year ended January 28, 2012 and through April 13, 2012.

The Company provided Grant Thornton LLP with a copy of the foregoing disclosures and requested that Grant Thornton LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not Grant Thornton LLP agrees with the statements made by the Company with respect to Grant Thornton LLP set forth above, and, if not, stating the respects in which Grant Thornton LLP does not agree. A copy of Grant Thornton LLP’s letter was attached as Exhibit 16.1 to the Current Report on Form 8-K filed by the Company on April 19, 2012.

During the Company’s fiscal years ended January 28, 2012 and January 29, 2011 and through April 13, 2012, neither the Company, nor anyone on the Company’s behalf, consulted Ernst & Young LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements or (ii) any other matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

Fees and Services. The following table shows the fees paid or accrued, including out-of-pocket expenses, by the Company for the audit and other services provided by Ernst & Young LLP and Grant Thornton LLP for fiscal years 2013 and 2012, respectively:

Fees	Fiscal 2013	Fiscal 2012
Audit Fees (1)	$393,450	$503,126
Audit-Related Fees (2)	32,250	21,000
Tax Fees (3)	130,132	69,286	(5)
Other Fees (4)	1,995	—

Total	$620,327	$593,412

(1)	Audit fees represent fees for professional services provided in connection with the audit of the Company’s annual consolidated financial statements and internal control over financial reporting, review of quarterly consolidated financial statements, audit of employee benefit plans, and audit services provided in connection with other statutory or regulatory filings. All of these services were preapproved by the Audit Committee.
(2)	Audit-related fees represent fees for professional services in connection with the audits of the Company’s employee benefit plans. All of these services were preapproved by the Audit Committee.
(3)	Tax fees principally included tax compliance fees and tax advice and planning fees. All of these services were preapproved by the Audit Committee.
(4)	Other fees consist of payment for an accounting research tool.
(5)	Fees represent tax fees paid to Ernst & Young LLP of $60,606 and Grant Thornton LLP of $8,680.

Pre-Approval Policies and Procedures; Non-Audit Services. The Audit Committee pre-approves all audit-related and non-audit services not prohibited by law to be performed by the Company’s independent auditors. The Audit Committee has considered whether the provision of non-audit services by the Company’s independent auditor is compatible with maintaining the independent auditor’s independence and believes that the provision of such services is compatible.

Representatives of Independent Public Accountants. Representatives of Grant Thornton LLP are not expected to be present at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will be provided an opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

At the direction of the Audit Committee, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 1, 2014 is being presented to the stockholders for approval at the Annual Meeting. Although stockholder ratification is not required by our Amended and Restated Bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If the appointment of Ernst & Young LLP as the independent auditor is not ratified, the Audit Committee will reconsider its appointment of the independent auditor.

Vote Required; Board Recommendation. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the independent auditor. Unless instructed to the contrary, the shares represented by the proxies will be voted to approve the ratification of the appointment of Ernst & Young LLP as the independent auditor.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE

IN FAVOR OF PROPOSAL 3.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

SOLICITATION OF PROXIES

The cost of the solicitation of proxies on behalf of the Company will be borne by the Company. In addition, directors, officers, and other employees of the Company may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person, or by telecommunication. The Company will reimburse brokers, fiduciaries, custodians, and other nominees for out-of-pocket expenses incurred in sending the Company’s proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Any proposal that a stockholder may desire to have included in the Company’s proxy material for presentation at the 2014 Annual Meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at its executive offices at 402 Industrial Lane, Birmingham, Alabama 35211, Attention: Mr. Clyde B. Anderson, on or prior to December 26, 2013. A stockholder must notify the Company before March 11, 2014 of a proposal for the 2014 Annual Meeting which the stockholder intends to present other than by inclusion in our proxy material. Any such proposal received after March 11, 2014 will be considered untimely for purposes of the 2014 Annual Meeting, and proxies delivered for the 2014 Annual Meeting will confer discretionary authority to vote on any such matters.

ANNUAL REPORT

The Company’s Annual Report to Stockholders for fiscal 2013 is being mailed to the Company’s stockholders with this Proxy Statement.

402 Industrial Lane

Birmingham, Alabama 35211

www.booksamillioninc.com

00070187

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 COMPANY # Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET/MOBILE – www.eproxy.com/bamm Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 27, 2013. PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 27, 2013. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote FOR Items 1, 2 and 3. 1. To elect the nominee listed to serve 01 Edward W. Wilhelm Vote FOR Vote WITHHELD as a director of the Company for a nominee from nominee three-year term expiring in 2016: 2. Advisory approval of the compensation of our named executive officers For Against Abstain 3. To ratify the appointment of Ernst & Young LLP as the independent For Against Abstain registered public accounting firm for fiscal year 2014 4. In their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment(s) thereof Address Change? Mark box, sign, and indicate changes below: Date Signature(s) in Box NOTE: Please sign exactly as name appears hereon. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. Trustees, guardians, executors, and administrators should sign in their official capacity, giving their full title as each. If a partnership, please sign in the partnership name by an authorized person.

BOOKS-A-MILLION, INC. ANNUAL MEETING OF STOCKHOLDERS May 28, 2013 10:00 a.m. Corporate Office Annex 121 West Park Drive Birmingham, Alabama 35211 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 28, 2013. The undersigned stockholder(s) of Books-A-Million, Inc., a Delaware corporation (the “Company”), hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 25, 2013, and hereby appoints R. Todd Noden and Tyler B. Novak, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2013 Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on May 28, 2013 at the Company’s Corporate office Annex, located at 121 West Park Drive, Birmingham, Alabama 35211 and at any adjournment(s) thereof, and to vote all shares of Common Stock, which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below. This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned stockholder(s). If no direction is made, it will be voted FOR Proposals 1, 2, and 3, and as the proxies deem advisable on such other matters which may properly come before the meeting. See reverse for voting instructions.